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                                                                    Exhibit 99.1



Leslie Green
Stapleton Communications
650.470.0200
ir@generalmagic.com

                General Magic Announces Preliminary Q202 Results
     Company Accelerates Partnership Strategy; Reduces Headcount, Expenses;
                       Shareholders Approve Reverse Split

SUNNYVALE, Calif. (July 11, 2002) - General Magic, Inc. (Nasdaq: GMGC) today announced that it expects revenue for the second quarter ended June 30, 2002 to be approximately $2.1 million, below the low end of its previous guidance of $2.8 million. The shortfall was due primarily to difficult market conditions and tight controls on IT spending, resulting in a more complex decision process and longer sales cycles. The company expects its cash usage to be $5.5 million, within its previous guidance of $5.0 million to $5.5 million.

ACCELERATING PARTNERSHIP STRATEGY

"In the current environment, spending decisions for enterprise software require executive approvals from multiple stakeholders within the enterprise, thus lengthening the decision process," said Kathie Layton, president and CEO. "This requires that we have multiple touch points with our existing and target customers, demanding significant sales efforts. We are accelerating our partnering strategy to enable General Magic to leverage our partners' sales forces, provide a more complete solution to our prospective customers and expedite their decision process."


                                     -more-
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                             General Magic Announces Preliminary Q202 Results/-2


COST-REDUCTION MEASURES

The company also announced that it is taking significant actions to lower its costs, including a reduction in headcount by approximately 20 percent by July 31, 2002. The headcount reduction, which primarily reflects a downsizing in G&A staff as well as the acceleration of the company's partnership strategy, is expected to result in a savings of approximately $2.7 million per year. In addition, Kathleen Layton, the company's president and CEO, is taking a salary reduction of 20 percent and senior management will forfeit accrued cash compensation. These two actions are expected to save approximately $470,000.

REVERSE SPLIT APPROVED BY SHAREHOLDERS

The company's shareholders have approved an amendment to the company's Certificate of Incorporation allowing a reverse split of its common stock. The reverse split, to be a ratio of one-for-fourteen, will be effective as of the close of business on Monday, July 15, 2002 and the company's common stock will begin trading under the split adjustment when the market opens Tuesday, July 16, 2002. The company's common stock will trade on the Nasdaq Small Cap Market under the symbol: GMGC.

JULY 31 CONFERENCE CALL INFORMATION

General Magic will be releasing its full results for the second quarter of 2002 on Wednesday, July 31, 2002 after market close. A conference call will be held at 1:30 p.m. PDT that day. The live call-in telephone number is 415-228-4943, passcode "General Magic." A replay will be available by calling 402-998-1283. A webcast of the call will be available through the investor relations portion of the company's website at www.generalmagic.com.
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                             General Magic Announces Preliminary Q202 Results/-3


ABOUT GENERAL MAGIC

General Magic is a leading voice infrastructure software company that provides enterprise-class software and supporting voice dialog design and hosting services that enable companies to quickly and efficiently provide anytime, anywhere access to information and services over the telephone. General Magic's VoiceXML & J2EE(TM)-based solutions enable enterprises to easily integrate voice access into enterprise applications using a broad selection of speech recognition technologies and telephony interfaces. These solutions make voice a strategic tool in helping businesses improve the customer experience, reduce transaction costs, and provide high quality, voice branded access to content and services. General Magic is headquartered in Sunnyvale, Calif. For additional information, visit www.generalmagic.com.

General Magic notes that this press release contains forward-looking statements that speak only as of the date hereof, and involve known and unknown risks, uncertainties and other factors that may cause industry trends, or actual results, performance or achievement to be materially different from any future trends, results, performance or achievements expressed or implied by these statements. These include, among others, risks and uncertainties concerning the adequacy of the company's financial resources to execute its business plan and to support its continuing operations; the company's dependence on a single customer under contracts that may not be renewed; market acceptance of the company's voice application products and services; the ability of the company to establish and maintain relationships with businesses that have high volume customer interactions, and to establish alliances with companies that offer technology solutions for such businesses; the risk that the company's stock may be delisted from the Nasdaq SmallCap Market; the company's ability to generate sufficient revenues from its products and services to operate profitably; the company's ability to attract, retain and motivate key technical, sales, marketing and management personnel; the challenges inherent in the development, delivery and implementation of complex technologies; and the company's ability to respond effectively to competitive developments. These and other risks and uncertainties are detailed in General Magic's filings made with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K.

General Magic and magicTalk are trademarks of General Magic, Inc., which may be registered in some jurisdictions.


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